Exhibit 99.1

NOTICE TO EXECUTIVE OFFICERS AND DIRECTORS
OF PROHIBITION OF INSIDER TRADING
DURING 401(k) PLAN BLACKOUT PERIOD

      The purpose of this notice is to inform you that you are prohibited from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of Roadway Corporation (other than an exempt equity security) during the blackout period described below, if you acquire or previously acquired such equity security in connection with your service as a director of Roadway Corporation or employment as an executive officer of Roadway Corporation.

      Any sale or other transfer of an equity security of Roadway Corporation during the blackout period described below will be treated as an equity security acquired in connection with service as a director of Roadway Corporation or employment as an executive officer of Roadway Corporation to the extent that you have a pecuniary interest in such equity security, unless you establish by specific identification of securities that the transaction did not involve an equity security acquired in connection with service as a director of Roadway Corporation or employment as an executive officer of Roadway Corporation. To establish that the equity security was not so acquired, you must identify the source of the equity security and demonstrate that you have utilized the same specific identification for any purpose related to the transaction (such as tax reporting and any applicable disclosure and reporting requirements).

      Securities acquired in any of the following transactions are exempt securities:

      1.     Any acquisition of equity securities resulting from the reinvestment of dividends in, or interest on, equity securities of Roadway Corporation in the Roadway Corporation Dividend Reinvestment Plan;

      2.     Any purchase or sale of equity securities of Roadway Corporation pursuant to a contract, instruction or written plan entered into by you that satisfies the affirmative defense conditions of Section 240.10b5-1(c) of the Securities Regulations; provided that you did not enter into or modify the contract, instruction or written plan during the blackout period described below, or while aware of the actual or proximate beginning or ending dates of that blackout period;

      3.     Any purchase or sale of equity securities of Roadway Corporation pursuant to the Roadway Corporation 401(k) Stock Savings Plan or the Roadway Corporation 2001 Employee Stock Purchase Plan;

      4.     Any grant or award of an option, stock appreciation right or other equity compensation pursuant to a plan that, by its terms, permits you to receive grants or awards; and either states the amount and price of securities to be awarded to designated directors and executive officers or categories of directors and executive officers (though not necessarily to others who may participate in the plan) and specifies the timing of awards to directors and executive officers; or sets forth a formula that determines the amount, price and timing, using objective criteria (such as earnings of Roadway Corporation, value of the securities, years of service, job classification, and compensation levels);

      5.     Any exercise, conversion or termination of a derivative security that you did not write or acquire during the blackout period described below, or while aware of the actual or approximate beginning or ending dates of the blackout period described below; and either the derivative security is exercised, converted or terminated by a counterparty and you do not exercise any influence on the counterparty with respect to whether or when to exercise, convert or terminate the derivative security;

      6.     Any acquisition or disposition of equity securities involving a bona fide gift or a transfer by will or the laws of descent and distribution;

      7.     Any acquisition or disposition of equity securities pursuant to a domestic relations order as defined in the Internal Revenue Code of 1986, as amended and the Employee Retirement Income Security Act of 1974, as amended;

      8.     Any sale or other disposition of equity securities compelled by the laws or other requirements of an applicable jurisdiction;

      9.     Any acquisition or disposition of equity securities in connection with a merger, acquisition, divestiture or similar transaction occurring by operation of law; and

      10.     The increase or decrease in the number of equity securities held as a result of a stock split or stock dividend applying equally to all securities of that class, including a stock dividend in which equity securities of a different issuer are distributed; and the acquisition of rights, such as shareholder or pre-emptive rights, pursuant to a grant to all holders of the same class of equity securities.

The Blackout

      There will be a blackout period attributable to the Roadway Corporation Stock Fund under the Roadway Corporation 401(k) Stock Savings Plan (the “401(k) Plan”) in connection with the merger of Roadway Corporation with and into a wholly owned subsidiary of Yellow Corporation (the “Merger”) pursuant to the Agreement and Plan of Merger between Roadway Corporation and Yellow Corporation, dated July 8, 2003 (the “Merger Agreement”). The Roadway Corporation Stock Fund consists of shares of Roadway Corporation common stock, cash and cash equivalents.

The blackout period under the 401(k) Plan is necessary so that the 401(k) Plan’s recordkeeper may properly administer the exchange election set forth in the Merger Agreement and described in the Joint Proxy Statement/Prospectus, dated October 17, 2003, as it applies to shares of Roadway Corporation common stock held by the 401(k) Plan.

The blackout period for the 401(k) Plan will begin after the close of business on the seventh trading day prior to the effective date of the Merger and will end after the merger consideration received by the 401(k) Plan is allocated to individual participant accounts. Therefore, the blackout period for the 401(k) Plan is expected to begin during the week of December 1, 2003 and end during the week of December 22, 2003. These expected dates are based on the assumption that the effective date of the Merger will be shortly after the special stockholder meetings of Roadway Corporation and Yellow Corporation, which are scheduled for December 9, 2003. If the effective date of the Merger is not at the expected time, the beginning and ending dates of the blackout period will be delayed until the effective date of the Merger has been set. For information concerning the beginning and the ending dates of the blackout period, you can call Fidelity Institutional Retirement Services Company at 1-800-890-4015.

During the blackout period under the 401(k) Plan, participants will not be able to direct money into or out of the Roadway Corporation Stock Fund under the Plan. In addition, participants will not be able to take a distribution of their total account balances under the Plan, an in-service withdrawal of any amount invested in the Roadway Corporation Stock Fund or any hardship withdrawal.

If you have any questions about the blackout period under the 401(k) Plan, please contact Kathy Allen of Roadway Corporation’s Human Resources Department at 1077 Gorge Blvd; Akron, Ohio 44310. 330-258-2502.